Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2022 Results

Mitchel Field, NY, December 9, 2021 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the three- and six-month periods of fiscal 2022, ended October 31, 2021, of $12.9 million and $25.9 million, respectively, compared to revenues of $14.0 million and $26.9 million, respectively, for the same periods of fiscal 2021, ended October 31, 2020. Operating profit for the second quarter of fiscal 2022 was $303,000 compared to $219,000 for the same period of fiscal 2021. Operating loss was $1.4M for the six months ended October 31, 2021 compared to an operating loss of $119,000 for the six months ended October 31, 2020. Net income for the three months ended October 31, 2021 was $497,000 or $0.05 per diluted share and for the six months ended October 31, 2021 a net loss of $1.1 million or ($0.12) per diluted share, respectively, compared to net income of $329,000 or $0.04 per share and $67,000 or $0.601 per share, respectively, for the same periods of fiscal 2021.

FEI CEO Stan Sloane commented, “I am very pleased with the improvement in operating income and net income for the quarter. Cash generation is also the highest it has ever been with a current cash and marketable securities balance now at approximately $20.6 million and, of course, no debt. While revenues were a bit lower for the quarter, principally in our Zyfer operation, the orders are still anticipated. Moreover, we have some significant opportunities we have been pursuing related to advanced technology developments for which we hope to announce contract awards in the near term. We are also increasing our R&D investments in new technology related to atomic clocks and low-noise oscillators that are expected to produce long-term increases in revenue and position the company to compete in the marketplace with next generation products. The pay-off on these investments is illustrated by the award of the Pulsed Optically Pumped Rubidium Atomic Frequency Standard (POPRAFS) contract from the Office of Naval Research that we announced in Q1. We invested in that technology over the last few years and are gratified that the investment has been validated. We will continue to vigorously pursue these advanced technologies, focusing particularly on developing leap-frog products that will deliver disproportionate market share.”

Fiscal Year 2022 Selected Financial Metrics and Other Items

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For the three months ended October 31, 2021, revenues from satellite payloads were approximately $6.6 million, or 51%, of consolidated revenues compared to $7.6 million, or 54%, for the prior year. For the six months ended October 31, 2021, revenues from satellite payloads were approximately $13.3 million, or 51%, of consolidated revenues compared to $14.2 million, or 53%, for the prior year.

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For the three months, ended October 31, 2021, revenues for non-space U.S. Government/DOD customers were $5.1 million, or 39%, of consolidated revenues compared to $5.5 million, or 39%, for the prior year. For the six months ended October 31, 2021, revenues for non-space U.S. Government/DOD customers were $10.6 million, or 41%, of consolidated revenues compared to $10.9 million, or 40%, for the prior year.

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For the three months ended October 31, 2021, revenues from other commercial and industrial sales accounted for approximately $1.2 million, or 10% of consolidated revenues compared to approximately $894,000, or 6%, for the prior year. For the six months ended October 31, 2021, revenues from other commercial and industrial sales accounted for approximately $2.0 million, or 8%, of consolidated revenues compared to approximately $1.8 million, or 7%, for the prior year.

-	Net cash provided by operating activities for the six months ended October 31, 2021 was $1.7 million compared to $2.0 million in the comparable prior fiscal 2021 period.

-	Backlog at October 31, 2021 was $38 million compared to $40 million at April 30, 2021.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, December 9, 2021, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 42804. Subsequent to that, the call can be accessed via a link available on the company’s website through December 12, 2021.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com

Contact information: Dr. Stanton Sloane, President & Chief Executive Officer;

Steven Bernstein, Chief Financial Officer;

TELEPHONE: (516) 794-4500 ext.5000          WEBSITE:         www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	(unaudited)		(unaudited)
	2021	2020	2021	2020
Revenues	$12,936	$13,990	$25,890	$26,940
Cost of Revenues	8,845	8,668	17,738	17,530
Gross Margin	4,091	5,322	8,152	9,410
Selling and Administrative	2,411	4,124	6,805	7,352
Research and Development	1,377	979	2,732	2,177
Operating Income (Loss)	303	219	(1,385)	(119)
Interest and Other, Net	196	127	309	211
Loss before Income Taxes	499	346	(1,076)	92
Provision for Income Taxes	2	17	2	25
Net Income (Loss)	$497	$329	$(1,078)	$67

Net income (loss) per share:
Basic and diluted income (loss) per share	$0.05	$0.04	$(0.12)	$0.01

Average Shares Outstanding
Basic	9,256	9,170	9,246	9,154
Diluted	9,302	9,236	9,246	9,206

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	October 31, 2021	April 30, 2021
	(unaudited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$20,578	$20,120
Accounts Receivable	8,743	5,515
Costs and Estimated Earnings in Excess of Billings, net	-	1,948
Inventories, net	19,477	19,661
Other Current Assets	1,679	1,435
Property, Plant & Equipment, net	9,403	9,612
Other Assets	12,411	17,952
Right-of-Use Assets – Leases	9,087	9,773
	$81,378	$86,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Billings in Excess of Costs and Estimated Earnings, net	$3,479	$-
Lease Liability - current	1,779	1,715
Current Liabilities	4,752	5,678
Other Long-term Obligations	9,134	14,848
Lease Liability – non-current	7,605	8,366
Stockholders’ Equity	54,629	55,409
	$81,378	$86,016